Exhibit 99.1

For Immediate Release

Xcerra Announces the Signing of a Definitive Agreement to Divest Its Interface Board Business

Norwood, Mass., September 9, 2015 — Xcerra Corporation (Nasdaq:XCRA), today announced that it has agreed to sell its semiconductor test interface board business based in Santa Clara, CA (“Interface Board Business”) to Fastprint Hong Kong Co., Ltd., a wholly owned subsidiary of Shenzhen Fastprint Circuit Tech Co., Ltd, and its affiliates (collectively “Fastprint”) ..

Xcerra and Fastprint have signed a definitive agreement for the purchase and sale of the assets and certain liabilities exclusively and primarily related to the Interface Board Business, along with the transfer of the employees associated with that business for a purchase price of $23 million, $2.3 million of which is payable upon the first anniversary of the closing of the transaction subject to claims for indemnification by Fastprint, if any, prior to that time. The deal is expected to close by October 30, 2015, pending the satisfaction of customary closing conditions, including applicable governmental approvals.

Post closing, Xcerra will enhance its integrated test cell solutions by offering expanded services on a global basis to its customers through a preferred supplier agreement with Fastprint.

Safe Harbor for Forward-Looking Statements

Any statements in this presentation about future expectations, plans and prospects for the Company, including statements regarding the consummation of the sale of the Company’s Interface Board Business, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the Company’s use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “should,” “intends,” “estimates,” “seeks” or similar expressions, whether negative or affirmative. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements as a result of various important factors, including obtaining the requisite governmental and contractual consents to the transaction, as well as the other important factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission, including those included under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015. The Company disclaims any intention or obligation to update any forward-looking statements after the date of this presentation.

For Immediate Release

About Xcerra

Xcerra Corporation is comprised of four businesses in the semiconductor and electronics manufacturing test markets: atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest. The combination of these businesses creates a company with a broad spectrum of semiconductor and PCB test expertise that drives innovative new products and services, and the ability to deliver to customers fully integrated semiconductor test cell solutions. The Company addresses the broad, divergent requirements of the mobility, industrial, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. Additional information can be found at www.xcerra.com or at each product group’s website; www.atg-lm.com, www.ectinfo.com, www.ltxc.com and www.multitest.com

Investor Contact:

Richard Yerganian,

Vice President, Investor Relations

Xcerra Corporation

Tel. 781.467.5063

Email rich.yerganian@xcerra.com

Xcerra is a trademark of Xcerra Corporation.

All other trademarks are the property of their respective owners.

Source: Xcerra Corporation